Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of April 1, 2020 (the “Effective Date”) by and between First Choice Bancorp (“Bancorp”) and First Choice Bank (“First Choice” and collectively with Bancorp, the “Company”) on the one hand, and Robert M. Franko (“Executive”) on the other hand, with reference to the following recitals:

RECITALS

WHEREAS, Bancorp is a California corporation and the parent company of First Choice, a California state-chartered bank and wholly-owned subsidiary of Bancorp, subject to the supervision and regulation of the California Department of Business Oversight (“DBO”) and the Board of Governors of the Federal Reserve System (“FRB”);

WHEREAS, it is the intention of the parties to enter into this Agreement for the purpose of securing Executive’s services as “President and Chief Executive Officer” of First Choice and Bancorp; and

WHEREAS, on March 23, 2020 the Compensation, Nominating and Corporate Governance Committee of the Board authorized the Company to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Bancorp, First Choice and Executive agree as follows:

1.TERM. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”), provided, however, that this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”) unless this Agreement is otherwise terminated in accordance with the provisions of Section 8 hereof or either party hereto provides the other with at least thirty (30) days’ written notice prior to the end of the Initial Term or any Renewal Term that such party does not intend to renew this Agreement (the Initial Term and any Renewal Term(s), the “Term”).

2.POSITION, DUTIES AND RESPONSIBILITIES. During the Term, the Company will employ Executive, and Executive agrees to be employed, as President and Chief Executive Officer under the terms and conditions contained herein. Executive shall report directly to the Company’s Board of Directors. Executive's employment with the Company is and shall remain “at will” and, therefore, subject to the termination provisions contained in Section 8 hereof, the Company or Executive shall have the right at any time, for any reason or no reason at all, to terminate Executive's employment with the Company upon written notice to the other party. During the Term, Executive's duties and responsibilities shall include, without limitation, those duties commensurate with his or her title and position, as well as those additional duties and responsibilities which the Company may from time to time assign to Executive. In acting in the Company's behalf, Executive shall observe and be governed by all of the Company's rules and policies as established by the Company from time to time in the Company's sole discretion.

Executive shall be employed on a full-time basis, which shall mean that Executive is expected to devote approximately forty (40) hours per week to his or her work, or as needed to complete his or her duties. Executive is expected to be reasonably available to the Company for business purposes between the hours of 8 am to 5 pm (local time), Monday through Friday, except as agreed by the Company. As an exempt employee, Executive shall not be paid additional compensation for overtime or excessive work hours. Executive shall not keep time records, but shall be required to record absences for illness, personal time off, or other periods in which Executive is not performing work for the Company.

At all times during the Term, Executive shall use his or her best efforts, skills, judgment and abilities, and shall at all times promote the Company's interests and perform and discharge well and faithfully those duties. Executive shall devote Executive's full and exclusive business time, attention and energies to the Company's business in accordance with Executive's anticipated schedule and duties hereunder. Except as otherwise set forth on

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Schedule 1 hereto, at no time during the Term shall Executive directly or indirectly engage in any activity that could or does materially interfere with or adversely affect Executive's performance of Executive's duties under this Agreement, or compete with or damage in any way the business of the Company. Notwithstanding the foregoing, subject to Section 11 below, nothing in this Agreement shall be construed to limit Executive’s ability to provide services to or participate in non-profit, charitable or civic organizations or to manage personal investments, including personal investment vehicles, to the extent that such activities do not materially interfere with Executive’s performance of his or her duties hereunder.

During the Term, the geographic location where Executive’s primary office will be located and where Executive shall primarily carry out Executive’s duties will be in the Company’s principal offices currently located at 17785 Center Court Drive, Cerritos, California 90703. Notwithstanding the foregoing, the Company may from time to time require Executive to travel temporarily to other locations on the Company’s business.

At the Company’s request, Executive will serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation will not be increased beyond that specified in this Agreement. In addition, in the event Executive’s service in one or more of such additional capacities is terminated, Executive’s compensation, as specified in this Agreement, will not be diminished or reduced in any manner as a result of such termination for so long as Executive otherwise remains employed under the terms of this Agreement.

3.BASE SALARY. In consideration of Employee’s services hereunder, the Bank shall pay to Employee an annual base salary of $500,000 (the “Base Salary”) (such Base Salary, as may be adjusted pursuant to this Section 3), payable in such installments and on such schedule as the Company may from time to time implement for general payroll purposes. Such Base Salary shall be subject to required tax and other withholdings and shall be prorated for any partial periods of employment. The Company, acting in its sole and absolute discretion, may review, on an annual basis, Employee’s performance and/or may adjust the Base Salary based upon the performance of Employee and/or the Company, market conditions, or other factors in the Company’s sole discretion. Nothing in this section shall obligate the Company to increase the Base Salary payable as a result of such review. The Company will not reduce the Base Salary payable to Executive without Cause (as hereinafter defined).

4.BONUS. In addition to the Base Salary, during the Term, Executive will be eligible to participate in the Company’s incentive bonus plan applicable to senior executives of the Company. The amount of any incentive bonus may be based on the attainment of performance criteria established and evaluated by the Board in accordance with the terms of such incentive bonus plan as in effect from time to time or, if no incentive bonus plan is or has been established, in the discretion of the Board. Each incentive bonus shall be paid no later than March 15th of the year following the year in which such incentive bonus is earned. The Company, acting in its sole and absolute discretion, may review, on an annual basis, Employee’s performance and as a result of such review, may proactively and not retroactively, adjust the Bonus, the calculation thereof, or the metrics used to determine the Bonus, based upon the performance of Employee and/or the Company, market conditions, or other factors in the Company’s sole discretion.

5.EQUITY COMPENSATION. In addition to equity compensation payable as part of any incentive bonus plan earned by Executive pursuant to Section 4 hereof, the Board of Directors of Bancorp may grant stock options, restricted stock or other forms of equity compensation to Executive during the Term in its sole discretion.

6.BENEFITS, VACATION AND AUTOMOBILE. During the Term, (a) Executive and his or her dependents shall be eligible as of the Effective Date to participate in Company’s medical and dental insurance programs, (b) Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other senior executives of the Company, including without limitation, a Company 401(k) plan, subject to the terms and conditions thereof, and (c) Executive shall be eligible for standard benefits, such as paid time off and holidays, to the extent applicable generally to other senior executives of the Company, provided that, during the Term, Executive shall be entitled to no less than twenty-five (25) paid time off (PTO) days per year (i.e. five weeks of PTO), pro-rated for any partial year of service, in all cases, subject to the terms and conditions of the applicable Company plans or policies. In addition, without limiting the generality of the foregoing, the Company shall make available to Executive any long-term disability insurance policy which it may provide for other senior executives of the Company on the same terms and conditions as are made available to such other senior executives.

In addition, during the Term, the Executive shall be entitled to either of the following (check one):

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    Payment of an automobile allowance in the amount of $1,000 per month, provided, however, that no more frequently than annually, the Board will reanalyze the automobile allowance benefit if Executive’s actual and reasonable costs are significantly in excess of the reimbursement rate; or

    Reimbursement of the mileage allowance based on the Internal Revenue Service prevailing rate which is intended to cover Executive’s automobile costs for all gasoline, oil, repairs, maintenance and insurance costs, provided, however, that no more frequently than annually, the Board will reanalyze the automobile allowance benefit if Executive’s actual and reasonable costs are significantly in excess of the reimbursement rate.

7.EXPENSES. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in accordance with Company expense reimbursement policy applicable to its senior executives, as in effect from time to time (plus such additional expense amounts as Executive, in his or her reasonable discretion and subject to Company approval, deems necessary and appropriate to carry out his or her duties). To the extent that any such expenses are deemed to constitute compensation to Executive, such expenses shall be reimbursed by December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

8.TERMINATION OF EMPLOYMENT.

(a)Termination without Cause. The Company may terminate Executive’s employment without Cause (as defined below) at any time during the Term upon thirty (30) days’ written notice provided to Executive in accordance with Section 10 below, or in the Company’s sole discretion, payment of Executive’s Base Salary for such 30-day notice period in lieu of providing a 30-day notice. If Executive’s termination of employment is without Cause and is also a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”), the Company shall promptly or, in the case of obligations described in clause (iv) below, as such obligations become due, pay or provide to Executive: (i) Executive’s earned but unpaid Base Salary accrued through the date of such Separation from Service (the “Termination Date”); (ii) accrued but unpaid PTO time through the Termination Date, (iii) reimbursement of any business expenses incurred by Executive prior to the Termination Date that are reimbursable under Section 7 above, (iv) any vested benefits and other amounts due to Executive under any plan, program or policy of the Company, and (v) any payment in lieu of notice of termination under this Section 8(a) (together, the “Accrued Obligations”). In addition, subject to Section 8(f) and Section 8(i) below and Executive’s execution and non-revocation of a binding release in accordance with Section 8(h) below, and Executive acting in accordance with the post-termination covenants of Section 11 below, in the event Executive experiences a Separation from Service due to a termination by the Company without Cause, the Company shall pay or provide to Executive the following:

(1)A lump sum cash severance payment in the amount equal to the sum of:

(1)Two (2) times the sum of (i) the then current Base Salary; and (ii) Executive’s Average Bonus (as hereinafter defined); PLUS

(2)any amounts owing as a result of providing less than 30-days prior notice under Section (8)(a), PLUS

(3)any Accrued Obligations,

with such lump sum payment made on the 60th day following the date of Executive's Separation from Service, except as provided in Section 8(g) hereof.

(2)For the twenty-four (24) month period following such Separation from Service, the Company shall continue to provide to Executive all Employee Benefits (as hereinafter defined) which were received by, or with respect to, Executive as of the date of such Separation from Service, at the same

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expense to Executive as before Executive's Separation from Service subject to immediate cessation (other than as to any pre-existing condition not covered by the new benefits coverage) if Executive is offered employee benefits coverage in connection with new employment. Through the twenty-four (24) months following Executive's Separation from Service, Executive shall provide advance written notice to the Company informing the Company when the Executive is offered or becomes eligible for other employee benefits in connection with new employment. In addition, if periodically requested by the Company during the twenty-four (24) months after Executive's Separation from Service, the Executive will provide the Company with written confirmation that he or she has not been offered other employee benefits. As used herein, the term “Employee Benefits” means any group health, vision and dental benefit plans; provided, however, that Employee Benefits shall not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of the Executive in connection with amounts earned by the Executive.

(3)Notwithstanding anything to the contrary in any restricted stock, stock option or other equity compensation plan or agreement or deferred compensation or retirement plan or agreement, upon the date of his or her termination the Executive shall become immediately fully vested (and all vesting restrictions removed) in all of his or her then outstanding stock options, stock appreciation rights, warrants, restricted stock, phantom stock, deferred compensation, retirement agreement or similar plans or agreements with the Company.

i.Resignation. Executive may terminate his or her employment at any time upon thirty (30) days’ written notice provided to Company in accordance with Section 10 below, provided, that the Company may, in the Company’s sole discretion, waive such notice period with payment of Executive’s Base Salary for such shortened notice period, and Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8(a)(iv) above, as such obligations become due.

ii.Death; Disability. If Executive dies during the Term or his or her employment is terminated due to his or her total and permanent disability (within the meaning of Section 22(e)(3) of the Code) (“Disability”), Executive or his or her estate, as applicable, shall be entitled to receive (i) the Accrued Obligations promptly or, in the case of benefits described in Section 8(a)(iv) above, as such obligations become due; and (ii) the Average Bonus, as pro-rated based on the number of days elapsed in the calendar year during which Executive’s employment is terminated hereunder.

iii.Resignation for Good Reason. As used herein, “Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties or responsibilities; (ii) a material reduction in the Executive’s Base Salary without the express written consent of the Executive, other than an across-the-board reduction in compensation levels that applies to all senior executives generally; (iii) the relocation of Executive’s principal work location to a facility or a location that is 50 miles from the current geographic location at which Executive provides services; or (iv) a material breach by the Company of Sections 3 , 4 , 5 , 6 or 7 of this Agreement; provided, that no resignation for Good Reason shall be effective unless and until (A) Executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days after Executive has or should reasonably be expected to have had knowledge of the occurrence thereof, (B) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (C) the effective date of Executive’s termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason. Failure to timely provide such written notice or to timely resign employment means that Executive will be deemed to have consented to and irrevocably waived the potential Good Reason event. If the Company does timely cure or remedy the Good Reason event, then Executive may either resign his or her employment without Good Reason or Executive may continue to remain employed subject to the terms of this Agreement.

If Executive’s termination of employment is for “Good Reason” and is also a Separation from Service, then Company shall, subject to Section 8(f) and Section 8(i) below and Executive’s execution and non-revocation of a binding release in accordance with Section 8(h) below, have the same obligations as are set forth in Section 8(a) above under the circumstance when a termination without Cause is also a Separation from Service.

iv.Termination for Cause. The Company may terminate Executive’s employment for Cause by providing notice to Executive in accordance with Section 10 below. If the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive the Accrued Obligations promptly or, in the case of benefits described in Section 8(a)(iv) above, as such obligations become due.

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v.Termination following Change in Control. Except for a termination for Cause pursuant to Section 8(e) hereof or a termination in connection with the disability or death of Executive pursuant to Section 8(c) hereof, if, within twelve (12) months following the occurrence of a Change in Control (as defined below) Executive’s employment with the Company or the surviving company is terminated or Executive terminates his or her employment with the Company or the surviving company for Good Reason and such termination constitutes a Separation from Service, then Executive shall be entitled to receive the following benefits (“Change in Control Benefits”):

(1)A lump sum cash severance payment in the amount equal to the sum of:

1. 2.99 times the sum of (i) the then current Base Salary; and (ii) Executive’s Average Bonus (as hereinafter defined); PLUS

2.any amounts owing as a result of providing less than 30-days prior notice under Section (8)(a), PLUS

3.any Accrued Obligations,

with such lump sum payment made on the 60th day following the date of Executive's Separation from Service, except as provided in Section 8(g) hereof.

(2)For the twenty-four (24) month period following such Separation from Service, the Company shall continue to provide to Executive all Employee Benefits (as hereinafter defined) which were received by, or with respect to, Executive as of the date of such Separation from Service, at the same expense to Executive as before Executive's Separation from Service subject to immediate cessation (other than as to any pre-existing condition not covered by the new benefits coverage) if Executive is offered employee benefits coverage in connection with new employment. Through the twenty-four (24) months following Executive's Separation from Service, Executive shall provide advance written notice to the Company informing the Company when the Executive is offered or becomes eligible for other employee benefits in connection with new employment. In addition, if periodically requested by the Company during the twenty-four (24) months after Executive's Separation from Service, the Executive will provide the Company with written confirmation that he or she has not been offered other employee benefits.

(3)Notwithstanding anything to the contrary in any restricted stock, stock option or other equity compensation plan or agreement or deferred compensation or retirement plan or agreement, upon the date of his or her termination the Executive shall become immediately fully vested (and all vesting restrictions removed) in all of his or her then outstanding stock options, stock appreciation rights, warrants, restricted stock, phantom stock, deferred compensation, retirement agreement or similar plans or agreements with the Company.

(4)All payments and benefits provided under Sections 8(f)(1) through 8(f)(3) are conditioned on and subject to the Executive's continuing compliance with this Agreement and the Executive's timely execution (and effectiveness, within 55 days after the termination date) of a reasonable and customary release of claims and covenant not to sue in a form prescribed by the Company upon termination of employment. There is no entitlement to any payments or benefits unless and until such and release of claims and covenant not to sue is effective.

(5)Notwithstanding the foregoing, this Agreement shall also remain effective (and Executive shall be eligible for payments and benefits hereunder) if, during a period beginning 3 months immediately prior to a public announcement of an impending Change in Control that is actually consummated, the Company terminates the Executive's employment for any reason other than Cause, death or disability or the Executive terminates his or her employment for Good Reason and such termination is determined to be in connection with the Change in Control. The Board shall determine in good faith whether such a termination is occurring in connection with the impending Change in Control. However, such a termination shall in any event be deemed to be in connection with an impending Change in Control if such termination (i) is required by the merger agreement or other instrument relating to such Change in Control, or (ii) is made at the

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express request of the other party (or parties) to the transaction constituting such Change in Control, or (iii) occurs after the public announcement of the impending Change in Control.

    Except as to payments or benefits payable after the date Executive’s employment with the Company is terminated or Executive is not retained by the Company or the surviving company following a Change in Control, the payment of any Change in Control Benefits shall terminate this Agreement in all respects, but shall not prohibit Executive from continuing as an employee under a new agreement with the Company or a successor company.

vi.Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, compensation and benefits that become payable in connection with a termination of employment (if any), including without limitation any Severance payments, shall be paid to Executive during the six (6)-month period following his or her Separation from Service only to the extent that the Company reasonably determines that paying such amounts at the time or times indicated in this Agreement will not cause Executive to incur additional taxes under Code Section 409A (together with Department of Treasury regulations issued thereunder, “Section 409A”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of Executive’s death), the Company shall pay to Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six (6)-month period.

vii.Release. Executive’s right to receive the payments and benefits set forth in this Section 8 is conditioned on and subject to the Executive's continuing compliance with this Agreement and the Executive's timely execution (and effectiveness, within 55 days after the termination date) of a reasonable and customary release of claims and covenant not to sue in a form prescribed by the Company upon termination of employment. There is no entitlement to any payments or benefits unless and until such and release of claims and covenant not to sue is effective. In addition, to the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, or under the WARN Act or similar state law, the payments and benefits due to Executive under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa). Such payments will be made (or begin if installments payments are made by the Company) on the 60th day following termination if the release referred to in this section is executed and not revoked by that day.

viii.Regulatory Restrictions. The parties understand and agree that at the time any payment would otherwise be made or benefit provided under this Section 8, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Company may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Company. Among other things, the regulations at 12 C.F.R. Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time. The Company agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under this Section 8, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Company shall not be obligated to make any payment or provide any benefit under this Section 8 (except as required by law) where (i) an appropriate regulatory authority does not approve or acquiesce as required or (ii) the Company has been informed either orally or in writing by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound practice, violate a written agreement with the regulatory authority, violate an applicable rule, law or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Company or a subsidiary or affiliate of the Company.

ix.Termination of Offices and Directorships. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any affiliate, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

x.Definitions. For purposes of this Agreement:

1.The term “Average Bonus” means the average of the aggregate cash bonus, if any, paid or payable to the Executive for each of the three (3) fiscal years preceding the fiscal year in which the

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Executive's termination of employment occurs (or such fewer number of fiscal years for which the Executive was eligible to receive a bonus and/or incentive award), provided, however, that if any of the preceding fiscal years includes the year 2019 and any prior years, then the Average Bonus shall be calculated using the aggregate cash bonus and/or incentive award (inclusive of the cash portion and the equity portion thereof) for those years and not any fiscal years subsequent thereto.

2.The term “Board” means the Board of Directors of Bancorp.

3.The term “Business Combination” means a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company.

4.The term “Change in Control” shall mean the occurrence or existence of any of the following events: (A) any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934 (the “Exchange Act”) (a “Person”), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Voting Stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; (B) the stockholders of the Company approve a Business Combination, unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination would beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of the Company and (B) no Person would beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination; or (C) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not include (X) any event, circumstances or transaction that results from the action of any entity or group that includes, is affiliated with, or is wholly or partly controlled by Executive (e.g., a management-led buyout), or (Y) the repurchase by the Company or the redemption directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities.

Notwithstanding the foregoing, such an occurrence shall constitute a “Change in Control” only if the occurrence is a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” (as such terms are defined for purposes of Section 409A) of the Company or the Company.

5.The term “Cause” shall mean (A) Executive willfully and habitually fails to perform the duties which Executive is required to perform hereunder, (B) Executive willfully and habitually engages in illegal activity which materially and adversely affects the Company’s reputation in the community or which evidences Executive’s lack of fitness or ability to perform his or her duties as reasonably determined by the Board in good faith, (C) Executive willfully and habitually engages in the falsification of reports or makes material, intentional misrepresentations or omissions of information supplied to Bancorp, First Choice or to regulatory agencies, (D) Executive willfully commits any act which would cause termination of coverage under First Choice’s Bankers’ Blanket Bond, (E) Executive willfully breaches a fiduciary duty, exhibits dishonesty or deliberately or repeatedly disregards material policies or procedures of the Company, (F) Executive willfully breaches this Agreement in any material respect, (G) Executive willfully and habitually engages in conduct or acts of moral turpitude that are materially injurious to the Company or any of its subsidiaries and affiliates, or (H) Executive is suspended or temporarily or permanently removed or prohibited from participating in the conduct of the business of the Company by the, FRB, FDIC, DBO or any other banking authority. Notwithstanding the foregoing, Executive’s employment with the Company shall not

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be deemed to have been terminated for Cause unless the Company provides written notice to Executive in accordance with Section 10 below of its intention to terminate his or her employment for Cause, setting forth the specific facts or circumstances constituting Cause and, in the case of facts or circumstances that are capable of cure, Executive has either failed to cure, or has failed to take reasonable steps toward curing, such facts or circumstances within fifteen (15) days of such notice (or, in the case that reasonable steps have been taken within fifteen (15) days of such notice, has failed to cure within forty-five (45) days of such notice).

6.The term “Voting Stock” means securities entitled to vote generally in the election of Board members.

7.INTERNAL REVENUE CODE SECTION 280G. The terms of this Section 9 override and control any and all other terms of this Agreement to the extent such terms are inconsistent with this Section 9. In the event that it is determined that any payment or distribution of any type to or for the benefit of Executive (whether under this Agreement or otherwise) made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Code, and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code (or nondeductible by the Company under Code Section 280G) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Total Payments received by the Executive without application of such reduction. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). If applicable, the particular payments that are to be reduced shall be subject to the mutual agreement of Executive and the Company, with a view to maximizing the value of the payments to Executive that are not reduced.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this section, shall be made by a nationally recognized independent audit or consulting firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. As expressly permitted by 26 CFR § 1.280G-1, Q/A-32, with respect to performing any present value calculations that are required in connection with this section, Executive and Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the date first written above and the Accountants shall therefore use such AFRs in their determinations and calculations. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this section.

8.NOTICE. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email (followed by confirmation in writing) or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

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If to the Company:
First Choice Bancorp and First Choice Bank
17785 Center Court Drive, Suite 700
Cerritos, California 90703
Attn:     Mr. Pravin Pranav, Co-Chair
    Compensation, Nominating and Governance Committee
Email:     pravinpranav@firstchoicebankca.com

If to Executive:	To Executive’s most current home address on file with the Company’s Human Resources Department, or to such other address as any party hereto may designate by notice to the other in accordance with this Section 10, and shall be deemed to have been given upon receipt.

9.RESTRICTIVE COVENANTS.

xi.Noncompetition. Executive hereby agrees that he or she shall not, during the Term directly or indirectly, whether as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any banking or financial services business competitive with Bancorp or First Choice.

xii.Disclosure of Information. Executive shall not, at any time, without the prior written consent of the Board or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone, or use for any purpose other than providing service to and for the benefit of the Company, any trade or business secrets, including without limitation, any financial information, customer lists, computer software or other information concerning the business or operations of the Company or its affiliates or subsidiaries (the “Proprietary Information”); provided, that Proprietary Information shall not include information (i) in or which enters the public domain (other than by breach of Executive’s obligations hereunder), (ii) independently developed by Executive other than in connection with his or her employment, or (iii) that is disclosed to Executive by a third party who Executive reasonably believes is not obligated to the Company to keep such information confidential. Executive further recognizes and acknowledges that any financial information concerning any customers of the Company or its affiliates or subsidiaries is strictly confidential and is a valuable, special and unique asset of the Company’s business which also constitutes Proprietary Information. Executive shall not, at any time, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event Executive is required by law to disclose such information described in this Section 11(b), Executive will provide the Company with prompt notice of such request so that it may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, Executive is nonetheless, in the opinion of counsel, compelled to disclose any of such information to any tribunal or any other party, then Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, Executive may disclose such information concerning the business or operations of the Company and its affiliates and subsidiaries as reasonably necessary in the proper performance of Executive’s duties and responsibilities hereunder or as may be required by the DBO or FRB or other regulatory agency having jurisdiction over the operations of the Company in connection with an examination of the Company or other proceeding conducted by such regulatory agency.

xiii.Non-Disparagement. During the Term and following termination of this Agreement and Executive’s employment hereunder, (i) Executive agrees that he or she shall not publicly or privately disparage, defame or criticize the Company, its shareholders, its affiliates, subsidiaries, officers or directors, and (ii) the Company, and each of them, agrees that none of its officers or directors shall publicly disparage, defame or criticize Executive.

xiv.Non-Solicitation. During the Term and for a period of twelve (12) months after Executive's termination of employment, the Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership: (i) solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company or

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(ii) attempt to negatively influence any of the Company's clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

xv.Written, Printed or Electronic Material. All written, printed and electronic material, notebooks and records including, without limitation, computer disks used by Executive in performing duties for the Company, other than Executive’s personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Company. Upon termination of Executive’s employment or earlier request by the Company, Executive shall promptly return all such materials (including all copies, extracts and summaries thereof) to the Company.

xvi.Breach of Covenants. Each party acknowledges that a breach by such party of any of the covenants or restrictions contained in this Section 11 will cause irreparable damage to the other party, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each party agrees that if such party breaches or attempts to breach any such covenants or restrictions, the other party shall be entitled to temporary or permanent injunctive relief with respect to any such breach or attempted breach (in addition to any other remedies, at law or in equity, as may be available to such other party), without posting bond or other security.

10.RECOUPMENT. Executive agrees that any bonus or incentive or equity-based compensation, or other compensation, payable to Executive pursuant to this Agreement or any other agreement, plan or arrangement of the Company shall be subject to repayment, recoupment, and/or clawback by the Company to the extent applicable under federal law and in accordance with such policies and procedures as the Board or the Compensation, Nominating and Governance Committee of the Board (or any successor committee of the Board) may adopt from time to time, including policies and procedures to implement applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

11.INDEMNIFICATION. The Company shall defend and indemnify Executive, to the fullest extent permitted by law and applicable regulation (including as limited by 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles), if he or she becomes a party or is threatened to be made a party in any action brought by a third party against Executive (whether or not Bancorp or First Choice is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Executive acted in good faith and in a manner Executive reasonably believed to be in the best interests of the Company (and, with respect to a criminal proceeding, if Executive had no reasonable cause to believe his or her conduct was unlawful), provided that the alleged conduct of Executive arose out of and was within the course and scope of his or her employment as an officer or director of the Company.

12.REPRESENTATIONS. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of his or her obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his or her entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

13.CODE SECTION 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at any time Executive and the Company mutually determine that any payments or benefits payable hereunder may be subject to Section 409A, the parties shall work together to adopt such amendments to this Agreement or take any other actions that the parties determine are necessary or appropriate to (i) exempt such payments and benefits from Section 409A and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A.

14.WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15.ENTIRE AGREEMENT. As of the Effective Date, this Agreement, together with any indemnification agreement, constitutes the final, complete and exclusive agreement between Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises,

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whether oral or written, made to Executive by the Company or any representative thereof. Executive agrees that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon his or her execution of this Agreement, Executive will have no right or interest in or with respect to any such agreement, offer or promise.

16.AMENDMENT. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

17.ACKNOWLEDGEMENT. Executive hereby acknowledges (a) that Executive has consulted with or has had the opportunity to consult with independent counsel of his or her own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his or her own judgment.

18.DISPUTE RESOLUTION; GOVERNING LAW. In the event of any dispute, claim or controversy between the Executive and the Company (or its directors, officers, employees or agents) arising out of this Agreement or the Executive’s employment with the Company, both Parties agree to submit such dispute, claim or controversy to final and binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec. 1280 et seq. ...).” The arbitration will be conducted before the American Arbitration Association (“AAA”) in accordance with the AAA Employment Arbitration Rules and Mediation Procedures. These rules are available at the AAA web site at: http://www.adr.org. The claims governed by this arbitration provision include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, wrongful demotion, tort claims, claims for fraud and misrepresentation, claims for unlawful discrimination, harassment, and/or retaliation to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance. The claims which are to be arbitrated under this agreement include claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act and the California Labor Code.

xvii.The arbitration shall be conducted by a panel of three (3) retired California Superior Court Judges selected by mutual agreement of the Executive and the Company (said panel shall be the “Arbitrator”).

xviii.Each Party shall have the right to conduct reasonable discovery, as determined by the Arbitrator.

xix.The Arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The Arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. The award and judgment shall be binding and final on both Parties, subject to such review as is authorized by law.

xx.Either Party may bring an action to confirm the arbitration award in a court of competent jurisdiction. To the maximum extent permitted by law, the decision of the Arbitrator shall be final and binding on the Parties to this Agreement and shall be subject to judicial review only to the extent provided by law.

xxi.Company shall advance all funds for the Executive’s defense.

xxii.In the event litigation, mediation, or arbitration is commenced to enforce or construe any of the provisions of this Agreement, to recover damages for breach of any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing Party shall, to the extent permitted by law without impairing the enforceability of the arbitration provision hereinabove, be entitled to recover reasonable attorneys’ fees and costs. In the event this Agreement is asserted, in any litigation, mediation, or arbitration, as a defense to any liability, claims, demands, actions, causes of action, or rights herein released or discharged, the prevailing Party on the issue of that defense shall, to the extent permitted by law without impairing the enforceability of the arbitration provision hereinabove, be entitled to recover reasonable attorneys’ fees and costs.

xxiii.The Executive and the Company understand that by signing this Agreement, they give up their right to a civil trial in a court of law and their right to a trial by jury.

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xxiv.This agreement to arbitrate does not apply to disputes or claims related to workers’ compensation benefits, disputes or claims related to unemployment insurance benefits, unfair labor practice charges under the National Labor Relations Act, or disputes or claims that are expressly excluded from arbitration by statute or are expressly required to be arbitrated under a different procedure pursuant to an employee benefit plan.

xxv.This agreement to arbitrate does not prevent Executive from filing a charge or complaint with the California Department of Fair Employment and Housing, or the U.S. Equal Opportunity Commission. It also does not prevent Executive from participating in any investigation or proceeding conducted by an agency. However, if one of these agencies issues a right to sue notice, binding arbitration under this agreement will be Executive’s sole remedy.

This agreement to arbitrate shall continue during the Term and thereafter regarding any employment-related disputes.

    Any controversy or claim arising out of, or relating to this Employment Agreement or the breach thereof, shall be settled by arbitration in the County of Los Angeles, State of California, in accordance with the rules of the American Arbitration Association, and a judgment upon the award rendered may be entered is any court having jurisdiction thereof.

19.NO WAIVER. Failure by either party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

20.ASSIGNMENT. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive.

21.SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

22.CONSTRUCTION. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to all parties hereto and not in favor or against any party by the rule of construction abovementioned.

23.COUNTERPARTS. This Agreement may be executed in multiple counterparts and by facsimile signature and, when fully executed, each counterpart or facsimile signature shall constitute an original Agreement. The parties agree and consent to the use of electronic signatures solely for the purposes of executing this Agreement. Such electronic signature shall be deemed to have the same full and binding effect as a handwritten signature.

24.CAPTIONS. The captions of this Agreement are not part of the provisions hereof, rather they are included for convenience only and shall have no force or effect.

25.SURVIVAL. Any provision herein that, in order to give proper effect to its intent, should survive the expiration or termination of this Agreement, will survive the expiration or earlier termination of this Agreement for the period specified therein, or if nothing is specified, until fully performed to completion.

26.CANCELLATION OF PRIOR AGREEMENT. Effective as of the Effective Date, the Employment Agreement by and between the Company and the Executive, dated as of January 1, 2018, and as amended through the Effective Date, shall terminate and be of no further force and effect, and Executive shall have no further rights thereunder.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST CHOICE BANCORP and FIRST CHOICE BANK By: /s/Pravin C. Pranav Name: Pravin C. Pranav Title: Chairman of the Compensation, Nominating and Corporate Governance Committee	EXECUTIVE /s/ Robert M. Franko Name: Robert M. Franko
By: /s/Phillip T. Thong Name: Phillip T. Thong Title: Corporate Secretary

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SCHEDULE 1

Robert M. Franko serves as the Chairman of TIB The Independent BankersBank, N.A

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